Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Alabama National BanCorporation of our report, dated March 23, 2006, relating to our audits of the consolidated financial statements of The PB Financial Services Corporation and subsidiary for the years ended December 31, 2005 and 2004, appearing in the Proxy Statement-Prospectus, which is a part of this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in the Proxy Statement-Prospectus.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

July 10, 2006